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EXHIBIT 21.1

                     Subsidiaries of Surge Components, Inc.

           Name                          Jurisdiction of Organization
           ----                          ----------------------------
           Superus Holdings, Inc.                   Delaware

           SolaWorks, Inc.                          Delaware

           Surge/Challenge, Inc.                    New York

           Mail Acquisition Corp.                   Delaware